Exhibit 99.1

Company Contact:	The Investor Relations Company:
Paul A. Brown, M.D., Chairman	Brien Gately
(561) 478-8770, Ext. 123	(847) 296-4200

HearUSA REPORTS 4thQUARTER and 2004 RESULTS

WEST PALM BEACH, FL, February 28, 2005 — HearUSA, Inc. (AMEX: EAR) today announced revenues for the fiscal year ended December 25, 2004 of $72.3 million compared to $70.5 million for fiscal 2003. The loss of $3.5 million or 11 cents per share compared with a loss of $1.7 million or 6 cents for fiscal 2003. The loss for 2004 included a non-cash interest charge for debt discount amortization of $2.1 million associated with a financing completed in December 2003 compared to $517,000 for the same item in fiscal 2003.

Revenues in the fourth quarter of 2004 increased to $18.8 million from revenues of $16.9 million for the comparable period in the prior year. The net loss for the fourth quarter of fiscal 2004 of $669,000 or 2 cents per share compared to a loss of $2 million or 7 cents per share for the comparable period in the prior year. The fourth quarter for 2004 included a non-cash interest charge for debt discount amortization of $532,000 for the December 2003 financing compared to $517,000 for the same item in the comparable period of the prior year.

The company believes that revenues for 2005 should exceed $80 million and that 2005 should be the company’s first profitable year. A significant portion of the increase over 2004 revenues is expected to come from new or expanded healthcare provider contracts signed at the end of 2004. Consistent with the company’s recently announced policy of keeping the investment community up-to-date with the company’s steady progress, revenues for the month of February will be announced on March 8, 2005.

About HearUSA
HearUSA provides hearing care to patients whose health insurance and managed care organizations have contracted with the company for such care and to retail “self-pay” patients. The 154 company owned centers are located in California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, Wisconsin, Minnesota, Missouri and Washington and the province of Ontario Canada. In addition, the company has a network of approximately 1,400 affiliated audiologists in 49 states. For further information, click on “investor information” at HearUSA’s website www.hearusa.com.

This press release contains forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995, including those concerning the Company’s expectation that revenues for 2005 should exceed $80 million and that 2005 should be the company’s first profitable year; and that a significant portion of the increase over 2004 revenues is expected to come from new and expanded healthcare provider contracts signed at the end of 2004. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include such factors as market demand for the Company’s goods and services; successful implementation of the Company’s cost reduction program; changes in the pricing environment; general economic conditions in those geographic regions where the Company’s centers are located; the impact of competitive products; and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including the Company’s quarterly report on Form 10-Q for the 2004 third quarter.

HearUSA will hold a webcast today at 9:00 A.M. Eastern Time to allow securities analysts and shareholders the opportunity to hear management discuss the company’s Fourth Quarter 2004 and Year End Financial results. The call is being webcast by Vcall and can be accessed at HearUSA’s website at www.hearusa.com or investors can access the webcast at <http://www.vcall.com/CEPage.asp?ID=90633>. The conference can also be listened to by telephone by dialing (toll free) 877-407-9210 (international) 201-689-8049.

- Tables follow -

HearUSA, Inc.
Consolidated Balance Sheets

	December 25,	December 27,
	2004	2003

ASSETS
Current assets
Cash and cash equivalents	$2,615,379	$6,714,881
Restricted Cash and investment securities	435,000	435,000
Accounts and notes receivable, less allowance for doubtful accounts of $373,583 and $490,881	5,876,699	6,539,149
Inventories	877,206	979,092
Prepaid expenses and other	558,921	1,115,393

Total current assets	10,363,205	15,783,515
Property and equipment, net	3,493,862	4,969,265
Goodwill	33,652,380	33,222,779
Intangible assets, net	11,242,444	11,577,097
Deposits and other	549,924	630,694

	$59,301,815	$66,183,350

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$6,644,600	$6,750,234
Accrued expenses	2,303,601	2,492,094
Accrued salaries and other compensation	1,982,559	1,706,252
Current maturities of long-term debt	4,152,908	6,436,271
Dividends payable	177,996	728,699

Total current liabilities	15,261,664	18,113,550

Long-term debt	17,296,125	20,579,977
Convertible subordinated notes, net of debt discount of $5,443,879 and $7,423,596	2,056,121	76,404

Total long-term debt and convertible subordinated notes	19,352,246	20,656,381

Commitments and contingencies	—	—

Mandatorily redeemable convertible preferred stock	4,709,921	4,600,107

Stockholders’ equity
Preferred stock (aggregate liquidation preference $2,330,000 and $2,330,000, $1 par, 5,000,000 shares authorized)
Series H Junior Participating (none outstanding)	—	—
Series J (233 shares outstanding)	233	233

Total preferred stock	233	233

Common stock: $0.10 par; 50,000,000 shares authorized, 30,060,690 and 29,528,432 shares issued	3,006,069	2,952,845
Stock subscription	(412,500)	(412,500)
Additional paid-in capital	120,197,937	120,226,050
Accumulated deficit	(101,968,452)	(98,501,791)
Accumulated other comprehensive income	1,639,838	1,033,616
Treasury stock, at cost: 523,662 common shares	(2,485,141)	(2,485,141)

Total stockholders’ equity	19,977,984	22,813,312

	$59,301,815	$66,183,350

HearUSA, Inc.
Consolidated Statements of Operations

	Year Ended
	December 25,	December 27,	December 28,
	2004	2003	2002

Net revenues	$72,300,623	$70,545,154	$57,230,128

Operating costs and expenses
Cost of products sold	20,464,789	20,097,594	16,428,569
Center operating expenses	37,518,850	35,059,925	31,577,182
General and administrative expenses	10,218,284	10,470,717	11,185,160
Depreciation and amortization	2,311,016	3,017,280	2,522,389

Total operating costs and expenses	70,512,939	68,645,516	61,713,300

Income (loss) from operations	1,787,684	1,899,638	(4,483,172)
Non-operating income (expense):
Interest income	17,543	20,836	114,152
Interest expense (including approximately $2,127,000 and $517,000, in 2004 and 2003, of non-cash debt discount amortization)	(4,563,729)	(2,828,327)	(1,722,990)

Loss before equity in loss of affiliated company	(2,758,502)	(907,853)	(6,092,010)
Equity in loss of affiliated company	—	—	(630,801)

Loss from continuing operations	(2,758,502)	(907,853)	(6,722,811)

Discontinued operations
Loss from discontinued operations (including loss on disposal of $105,296 in 2003)	—	(201,536)	(157,658)

Net loss	(2,758,502)	(1,109,389)	(6,880,469)

Dividends on preferred stock	(708,159)	(626,956)	(696,541)

Loss applicable to common stockholders	$(3,466,661)	$(1,736,345)	$(7,577,010)

Loss from continuing operations, including dividends on preferred stock, per common share — basic and diluted	$(0.11)	$(0.05)	$(0.33)

Net loss applicable to common stockholders per common share — basic and diluted	$(0.11)	$(0.06)	$(0.34)

Weighted average number of shares of common stock outstanding	30,426,829	30,424,262	22,524,393